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                                                                      Exhibit 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Nobel Education Dynamics, Inc. (Formerly the Rocking Horse Child Care Centers of America, Inc.) and subsidiaries on Form S-3 (File Nos. 333-3793, 333-3797, and 33-73496) and Forms S-8 (File Nos. 33-21859, 33-44888 and 33-64701) of our
report dated February 13, 1998, except for Note 16, as to which the date is March 26, 1998, on our audits of the consolidated financial statements of Nobel Education Dynamics, Inc. and subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 which report is included in this Annual Report on Form 10-K.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 27, 1998